                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                   KFORCE INC.
                -------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, PAR VALUE $.01
                -------------------------------------------------
                         (Title of Class of Securities)

                                   493732 10 1
                -------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)




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CUSIP No. 493732 10 1                                            Page  2  of  8
          -----------                                                 ---    ---


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

                        HOWARD W. SUTTER

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.

--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  94,005
        NUMBER OF            ---------------------------------------------------
          SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 1,600,316
           EACH              ---------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                   94,005
                             ---------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,600,316
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,694,321 (SEE ITEM 4 ON PAGE 6 REGARDING BENEFICIAL HOLDINGS)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                          5.6%

--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                                          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT.


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CUSIP No. 493732 10 1                                            Page  3  of  8
          -----------                                                 ---    ---


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

                        SUTTER INVESTMENTS LIMITED PARTNERSHIP

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEVADA, U.S.A.
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  ------
        NUMBER OF            ---------------------------------------------------
          SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 1,595,316
           EACH              ---------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                   ------
                             ---------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,595,316
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,595,316 (SEE ITEM 4 ON PAGE 6 REGARDING BENEFICIAL HOLDINGS)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                          5.2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                                          PN
--------------------------------------------------------------------------------



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CUSIP No. 493732 10 1                                            Page  4  of  8
          -----------                                                 ---    ---


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

                        H.S. INVESTMENTS, INC.

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEVADA, U.S.A.
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  ------
        NUMBER OF            ---------------------------------------------------
          SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 1,595,316
           EACH              ---------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                   ------
                             ---------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,595,316
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,595,316 (SEE ITEM 4 ON PAGE 6 REGARDING BENEFICIAL HOLDINGS)
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                          5.2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                                          CO
-------------------------------------------------------------------------------


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CUSIP No. 493732 10 1                                            Page  5  of  8
          -----------                                                 ---    ---


Item 1.      (a) Name of Issuer:

                        KFORCE INC.

Item 1.      (b) Address of Issuer's Principal Executive Offices:

                        1001 WEST PALM AVENUE
                        TAMPA, FLORIDA 33605

Item 2.      (a) Name of Person Filing:

                        HOWARD W. SUTTER ("SUTTER")
                        H.S. INVESTMENTS, INC., A NEVADA CORPORATION ("H.S.") SUTTER INVESTMENTS, LTD., A NEVADA LIMITED PARTNERSHIP ("S.I.")

Item 2.      (b) Address of Principal Business Office or if None, Residence:

AS TO SUTTER:           500 WEST CYPRESS, SUITE 100
                        FT. LAUDERDALE, FLORIDA 33309

AS TO H.S. AND S.I.:    C/O JONES VARGAS
                        3773 HOWARD HUGHES PARKWAY
                        THIRD FLOOR SOUTH
                        LAS VEGAS, NEVADA 89109

Item 2.      (c) Citizenship:

  AS TO SUTTER:         USA

  AS TO H.S. AND S.I.:  NEVADA, USA

Item 2.      (d) Title of Class of Securities:

                        $.01 PAR VALUE COMMON STOCK

Item 2.      (e) Cusip Number:

                        493732 10 1

Item 3. Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person filing is a: N/A

             (a)  [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act.
             (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.
             (d)  [ ]   Investment company registered under Section 8 of the
                        Investment Company Act.
             (e)  [ ]   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);
             (f)  [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);
             (g)  [ ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);
             (h)  [ ]   a savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;
             (i)  [ ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the
                        Investment Company Act;
             (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


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CUSIP No. 493732 10 1                                            Page  6  of  8
          -----------                                                 ---    ---


Item 4.      Ownership

             (a)    Amount Beneficially Owned (describe):

             (I) AS TO SUTTER: OF THE 1,694,321 TOTAL SHARES REPORTED PURSUANT TO THIS SCHEDULE 13G; (A) 1,595,316 SHARES ARE CURRENTLY HELD BY S.I., (B) 5,000 SHARES HELD BY SUTTER'S SPOUSE, (C) 46,217 SHARES SUBJECT TO OPTIONS THAT ARE EXERCISABLE WITHIN 60 DAYS OF THE CALENDAR YEAR END BY SUTTER; AND (D) 47,788 SHARES ARE OWNED DIRECTLY BY SUTTER.

             (II)   AS TO S.I.:     OF THE 1,595,316 SHARES REPORTED PURSUANT TO
                    THIS SCHEDULE 13G, ALL 1,595,316 SHARES ARE CURRENTLY HELD BY S.I.

             (III)  AS TO H.S.:     OF THE 1,595,316 SHARES REPORTED PURSUANT TO
                    THIS SCHEDULE 13G, ALL 1,595,316 SHARES ARE CURRENTLY HELD BY S.I., AND DEEMED TO BE BENEFICIALLY HELD BY H.S.

             (b) Percent of Class: 5.6% FOR SUTTER AND 5.2% FOR H.S. AND S.I., BASED ON THE 30,523,885 OUTSTANDING SHARES ON NOVEMBER 30, 2001, REPORTED ON THE MOST RECENTLY FILED FORM 10-Q FOR THE QUARTER ENDING SEPTEMBER 30, 2001.

             (c)    Number of shares as to which such person has:
                    AS TO SUTTER:
                    (i)      Sole power to vote or to direct the vote: 94,005
                    (ii)     Shared power to vote or to direct the vote:
                             1,600,316
                    (iii) Sole power to dispose or to direct the disposition of: 94,005
                    (iv) Shared power to dispose or to direct the disposition of: 1,600,316

                    AS TO H.S. AND S.I.:
                    (i)      Sole power to vote or to direct the vote:  -0-
                    (ii)     Shared power to vote or to direct the vote:
                             1,595,316
                    (iii) Sole power to dispose or to direct the disposition of: -0-
                    (iv) Shared power to dispose or to direct the disposition of: 1,595,316


Item 5.      Ownership of Five Percent or Less of a Class:    N/A

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
             Company:

                  N/A

Item 8.      Identification and Classification of Members of the Group:

                  N/A




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CUSIP No. 493732 10 1                                            Page  7  of  8
          -----------                                                 ---    ---


Item 9.      Notice of Dissolution of Group:

                  N/A

Item. 10.    Certification (see Rule 13d-1(b) and (c)):

                  N/A
Exhibits:

         Exhibit 1: Joint Filing Agreement, dated February 8, 2002 between Sutter, H.S. and S.I.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2002


                                       /s/ Howard W. Sutter
                                       ----------------------------------------
                                       Howard W. Sutter


                                       H.S. INVESTMENTS, INC.

                                       By: /s/ Howard W. Sutter
                                           ------------------------------------
                                            Howard W. Sutter, President


                                       SUTTER INVESTMENTS
                                       LIMITED PARTNERSHIP

                                       By: /s/ Howard W. Sutter
                                           ------------------------------------
                                            Howard W. Sutter, President of
                                            H.S. Investments, Inc.,
                                            its general partner